Exhibit 99.1

Build-A-Bear Workshop, Inc. Issues Preliminary Sales and Adjusted Pre-Tax Earnings Expectations Ahead of Presentation at ICR XChange

Fiscal Year 2013 Consolidated Comparable Store Sales Increase 5.1%

Fourth Quarter 2013 Pre-Tax Income Expected in a range of $2.0 million to $5.0 million

ST. LOUIS--(BUSINESS WIRE)--January 13, 2014--Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive entertainment retailer, today issued preliminary sales and guidance for adjusted pre-tax operating results for the fourth quarter and fiscal year 2013 ended December 28, 2013 in conjunction with its presentation at the 16th Annual ICR XChange Conference.

On a preliminary basis, for the Fourth Quarter (13-weeks ended December 28, 2013) the Company expects:

  Consolidated net retail sales of approximately $105.0 million, while operating 28 fewer stores at quarter’s end compared to $116.1 million in the fiscal 2012 fourth quarter;
  Consolidated comparable store sales to decrease 2.2%, including a 2.8% decline in North America and a 0.1% decline in Europe;
  Total revenues of approximately $107.0 million compared to $118.2 million in the fiscal 2012 fourth quarter;
  Pre-tax income in the range of $2.0 million to $5.0 million compared to a pre-tax loss of $34.5 million in the 2012 fourth quarter; and
  Adjusted pre-tax income after charges in the range of $4.0 million to $7.0 million compared to adjusted pre-tax income of $3.1 million in the 2012 fourth quarter

On a preliminary basis, for the 2013 Fiscal Year (52-weeks ended December 28, 2013) the Company expects:

  Consolidated net retail sales of approximately $372.0 million, while operating 28 fewer stores at year’s end compared to $374.6 million in the 2012 fiscal year;
  Consolidated comparable store sales to increase 5.1%, including a 5.7% increase in North America and a 2.9% increase in Europe;
  Total revenues of approximately $378.0 million compared to $380.9 million in fiscal 2012;
  Pre-tax loss in the range of $2.0 million to $5.0 million compared to a pre-tax loss of $48.4 million in the 2012 fiscal year; and
  Adjusted pre-tax income after charges in the range of $1.0 million to $4.0 million compared to an adjusted pre-tax loss of $10.3 million in the 2012 fiscal year

The Company noted that its revenue, sales and profit expectations are estimated and preliminary and subject to quarter and year-end closing adjustments. As the Company has not completed its quarter and year-end fiscal close nor the audit of its 2013 financial statements, the revenue, sales and profit expectations presented in this press release may change.

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented, “We entered 2013 in the midst of a multi-year turnaround plan and have made solid progress toward our goal of returning to sustainable, long-term profitability. Our three key strategies of optimizing our real estate, resetting the consumer value equation and rationalizing our expense structure have led to increased consolidated comparable store sales and improved profitability. Our North American store productivity has improved by approximately 9% to $380 per square foot. Most importantly, we are expecting fiscal 2013 pre-tax income after charges in the range of $1 to $4 million, an improvement from an adjusted pre-tax loss of $10.3 million in fiscal 2012.

In the fourth quarter, in a highly promotional environment, we held steady to our strategies and focused on improving the profitability of our sales,” Ms. John continued. “We are expecting pre-tax income after charges to be in the range of $4.0 million to $7.0 million for the fourth quarter. This represents an increase in total profit as well as an improvement in adjusted pre-tax income as a percent of total revenues. After a slow November, comparable store sales increased in December and we had higher gift card sales for the quarter.

We are building on the December momentum and growth in gift cards with a positive start to 2014 further indicating that our strategies are on track to continue to drive us towards our stated objective. I believe we will continue to leverage the strength of the Build-A-Bear Workshop brand and build on our core competencies to increase shareholder value throughout this fiscal year.”

The Company is scheduled to present at the 16th Annual ICR XChange conference held at the Grand Lakes Resort in Orlando, Florida on Tuesday, January 14, 2014 at 9:00 a.m. EST. The presentation will be broadcast over the Internet and can be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The presentation is expected to conclude by 9:25 a.m. EST. A replay of the broadcast will remain on the Company’s Web site for one year.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2013. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $380.9 million in fiscal 2012. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 29, 2012, as filed with the SEC, and the following:

•	general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for its products, which represent relatively discretionary spending;
•	customer traffic may decrease in the shopping malls where the Company’s stores are located, and which it depends on to attract guests to its stores;
•	the Company may be unable to generate interest in and demand for its interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
•	the marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
•	the Company may be unable to generate comparable store sales growth;
•	the Company may be unable to effectively operate or manage the overall portfolio of its company-owned stores;
•	the Company may not be able to operate its company-owned stores in the United Kingdom and Ireland profitably;
•	the Company may be unable to renew or replace its store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of its current leases;
•	the availability and costs of its products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
•	its products could become subject to recalls or product liability claims that could adversely impact its financial performance and harm its reputation among consumers;
•	the Company may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of its management team;
•	the Company is susceptible to disruption in its inventory flow due to its reliance on a few vendors;
•	high petroleum products prices could increase the Company’s inventory transportation costs and adversely affect its profitability;
•	the Company may be unable to effectively manage its international franchises or laws relating to those franchises may change;
•	the Company may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
•	the Company may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of its merchandise;
•	the Company may suffer negative publicity or negative sales if the non-proprietary toy products it sells in its stores do not meet its quality or sales expectations;
•	the Company may be unable to operate its company-owned distribution center efficiently or its third-party distribution center providers may perform poorly;
•	the Company’s market share could be adversely affected by a significant, or increased, number of competitors;
•	the Company may fail to renew, register or otherwise protect its trademarks or other intellectual property;
•	poor global economic conditions could have a material adverse effect on the Company’s liquidity and capital resources;
•	the Company may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
•	fluctuations in the Company’s quarterly results of operations could cause the price of its common stock to substantially decline; and
•	the Company may be unable to repurchase shares of its common stock at the times or in the amounts it currently anticipates or the results of the share repurchase program may not be as beneficial as it currently anticipates.

All other brand names, product names, or trademarks belong to their respective holders.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x 5210
or
Media:
Jill Saunders, 314-423-8000 x 5293